EXHIBIT 10.50

FIRST AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN SUSAN B. KILGANNON AND URS CORPORATION

WHEREAS, Susan B. Kilgannon (the “Employee”) and URS Corporation (the “Company”) entered into an Amended and Restated Employment Agreement effective as of September 18, 2009 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company wish to amend the Employment Agreement to modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, the Employment Agreement is amended effective as of [__________, 2012], as follows:

A.                Section 6(c) of the Employment Agreement hereby is amended in its entirety to read as follows:

(c)           Change in Control Payment and Severance Benefits.  If, during the term of the Employee’s employment under this Agreement and within one year after the occurrence of a Change in Control, either (i) the Employee voluntarily resigns her employment for Good Reason or (ii) the Company terminates the Employee’s employment for any reason other than Cause or Disability and (iii) such termination of employment is a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then the Employee shall be entitled to receive a severance payment from the Company (the “Change in Control Payment”) and in addition shall be entitled to Severance Benefits in accordance with Section 7(a)(ii).  No Change in Control Payment shall be made in case of termination of employment of the Employee by reason of resignation of the Employee other than for Good Reason, death of the Employee, or any other circumstance not specifically and expressly described in the immediately preceding sentence.  The Change in Control Payment shall be in an amount determined under Section 6(d) below and shall be made in a lump sum within ninety (90) days following the Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of such Separation from Service, the Change in Control Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon the Employee’s release becoming effective in accordance with its terms as described in Section 8.  The Change in Control Payment shall be (i) reduced by an amount equal to the Annual Target Bonus to the extent an annual bonus is due to the Employee under the Company’s applicable annual bonus plan at the time of the employment termination but has not yet been paid, (ii) in lieu of any further accrual of benefits under Section 4 with respect to periods subsequent to the date of the employment termination and (iii) in lieu of any entitlement to a Severance Payment (as defined in Section 7(a)(i) below).

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B.                Sections 7(a), 7(a)(i) and 7(a)(ii) of the Employment Agreement hereby are amended in their entirety to read as follows:

(a)           Severance Payment and Severance Benefits.  In the event that, during the term of the Employee’s employment under this Agreement, either (i) the Company terminates the Employee’s employment for any reason other than Cause or Disability or (ii) the Employee voluntarily resigns her employment for Good Reason within one (1) month of the occurrence of the event constituting Good Reason and (iii) such termination of employment is a Separation from Service and (iv) Section 6 does not apply, then:

(i)               The Company shall pay an amount (“Severance Payment”) in a lump sum equal to one hundred percent (100%) of the Employee’s Base Compensation as in effect on the date of employment termination.  The Severance Payment shall be paid within ninety (90) days following the Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such Separation from Service, the Severance Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon the Employee’s release becoming effective in accordance with its terms as described in Section 8.

(ii)               Either (X) for the period of one (1) year following such termination, the Company shall pay or reimburse the Employee for dental, health and vision insurance premiums required to be paid by the Employee for such one (1) year period to obtain continuation coverage for the Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the meaning of Section 4980B(f)(2) of the Code, provided the Employee elects such continuation coverage, or (Y) in the event the Employee does not elect such COBRA continuation coverage under clause (X) above, the Employee, if eligible under the terms of the URS Retiree Medical Plan, shall be entitled to participate and the Company shall permit and facilitate the Employee’s enrollment for her lifetime (and to the extent eligible her dependents, including her surviving spouse for his lifetime), at the Employee’s cost (or at the cost of her surviving spouse), in the Company’s dental, health and vision plans selected by the Employee under the URS Retiree Medical Plan (or any replacement or successor plan or, absent any replacement or successor plan, in such other plan as may then be maintained or sponsored by the Company for its employees) in accordance with the terms of such Plan.  Whether the Employee selects COBRA continuation coverage under clause (X) above or enrollment in the URS Retiree Medical Plan under clause (Y) above (which the Employee understands are mutually exclusive), the Company also shall cause group long-term disability insurance coverage and basic term life insurance coverage then provided to the Employee by the Company, if any, to be continued for such one (1) year period following any such termination (or, if such coverage cannot be continued or can only be continued at a cost to the Company greater than the Company would have incurred absent such termination, then, at the Company’s election, the Company may either provide such long-term disability or term life insurance as may be available at no greater cost than one hundred fifty percent (150%) of what the Company would have incurred absent such termination or pay to the Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue such coverage absent such termination) (payments and benefits under this Section 7(a)(ii), collectively “Severance Benefits”).  If the Company elects to pay the Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue long-term disability or term life insurance, such payments shall be subject to the same restrictions with respect to timing of such payments that are applicable to Severance Payments set forth in Section 7(a)(i) in addition to the restrictions applicable to Severance Benefits set forth under this Section 7(a)(ii).  The amount of any in-kind benefits provided under this Section 7(a)(ii) with respect to life and disability insurance coverage (or expenses eligible for reimbursement, if applicable) during a calendar year may not affect the in-kind benefits to be provided (or expenses eligible for reimbursement, if applicable), in any other calendar year.  Any and all payments due to the Employee under this Section 7(a)(ii) with respect to life and disability insurance premiums with respect to a given calendar year shall be payable no later than December 31 of the succeeding calendar year.

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C.                Section 8 of the Employment Agreement hereby is amended in its entirety to read as follows:

Notwithstanding any of the foregoing to the contrary, in no event shall the Company be required to make any payment or provide any benefit pursuant to Section 6 or 7 above (except for payments of accrued and unpaid vacation) unless and until the Employee executes and delivers to the Company a General Release in the form of Exhibit A, and such release becomes effective in accordance with its terms no later than 90 days following the termination of employment date; provided, however, that pending such execution and delivery of such a release by the Employee, the Company will advance for the account of the Employee premiums required to be paid during the period during which the effectiveness of the release is pending if necessary to avoid lapse with respect to the Employee within such period of a group dental, health or disability policy to which Severance Benefits provided under Section 7(a)(ii) relate, which advance shall be repaid by the Employee upon expiration of (i) the period during which the Employee is permitted to consider whether to execute the release (if the Employee does not execute the release) or (ii) the period during which the effectiveness of the release is pending (if the Employee executes the release but does not allow it to become effective in accordance with its terms).

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this First Amendment to the Employment Agreement, as of the day and year first above written.

Susan B. Kilgannon

Susan B. Kilgannon

URS Corporation, a Delaware corporation

By:
Name:
Title:

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